JETBLUE AIRWAYS REPORTS OCTOBER TRAFFIC

New York, NY (November 13, 2017) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for October 2017. Traffic in October increased 3.7 percent from October 2016, on a capacity increase of 6.8 percent.

Load factor for October 2017 was 82.4 percent, a decrease of 2.4 points from October 2016. JetBlue’s preliminary completion factor was 97.8 percent and its on-time (1) performance was 79.5 percent. JetBlue continues to expect fourth quarter revenue per available seat mile (RASM) growth to range between (3.0) and 0.0 percent compared to the fourth quarter of 2016, including a negative impact from hurricanes of one to two percentage points.

JETBLUE AIRWAYS TRAFFIC RESULTS

	October 2017	October 2016	% Change
Revenue passenger miles (000)	3,704,188	3,572,161	3.7%
Available seat miles (000)	4,496,694	4,211,947	6.8%
Load factor	82.4%	84.8%	(2.4) pts.
Revenue passengers	3,166,920	3,034,721	4.4%
Departures	28,760	26,954	6.7%
Average stage length (miles)	1,054	1,070	(1.5)%

	Y-T-D 2017	Y-T-D 2016	% Change
Revenue passenger miles (000)	39,416,452	38,006,284	3.7%
Available seat miles (000)	46,628,185	44,633,277	4.5%
Load factor	84.5%	85.2%	(0.7) pts.
Revenue passengers	33,418,267	31,765,753	5.2%
Departures	294,740	280,279	5.2%
Average stage length (miles)	1,071	1,096	(2.3)%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 38 million customers a year to 101 cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit jetblue.com.

CONTACTS

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Tel: +1 718 709 2202
ir@jetblue.com

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Tel: +1 718 709 3089
corpcomm@jetblue.com